Exhibit (a)(2)

CION INVESTMENT CORP.

ARTICLES OF AMENDMENT

Cion Investment Corp., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect as hereafter set forth.

SECOND:  The Charter is hereby amended by deleting the existing Article II in its entirety and substituting in lieu thereof a new Article II which reads as follows:

Article II

Name

The name of the corporation is CĪON INVESTMENT CORPORATION.

THIRD:  The Charter is hereby amended by deleting the existing Article V in its entirety and substituting in lieu thereof a new Article V which reads as follows:

Article V

Shares

The Corporation has authority to issue 500,000,000 shares of common stock at $0.001 par value per share.

FOURTH:  The amendment to the Charter as set forth above has been approved by the sole member of the Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law to be made without action by stockholders.

FIFTH:  The total number of shares of stock which the Corporation had authority to issue immediately before the amendment to the Charter as set forth above was one hundred million (100,000,000) shares of stock, with a par value of $0.001 per share, amounting in aggregate to One Hundred Thousand Dollars ($100,000).

FIFTH:  The total number of shares of stock which the Corporation had authority to issue immediately after the amendment to the Charter as set forth above is five hundred million (500,000,000) shares of stock, with a par value of $0.001 per share, amounting in aggregate to Five Hundred Thousand Dollars ($500,000).

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Co-Chief Executive Officer and attested by its Secretary on October 12, 2011.

CĪON INVESTMENT CORPORATION

Attest:	/s/ Joel Kress	By:	/s/ Michael Reisner
	Joel Kress	Michael A. Reisner
	Secretary	Co-Chief Executive Officer

		By:	/s/ Mark Gatto
Mark Gatto
Co-Chief Executive Officer

THE UNDERSIGNED, Michael A. Reisner and Mark Gatto, Co-Chief Executive Officers of CĪON INVESTMENT CORPORATION, who executed on behalf of said corporation the foregoing Articles of Restatement, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Restatement to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under penalties of perjury.

/s/ Michael Reisner
Michael A. Reisner
Co-Chief Executive Officer

/s/ Mark Gatto
Mark Gatto
Co-Chief Executive Officer